Exhibit 99.1

Company Contacts: Henry Pang Yew Bio-Pharm Group, Inc. Tel: (702) 487-4683 hpang@yewbiopharm.com	Investor Relations Contacts: Judy Lin Sfetcu PondelWilkinson Inc. Tel: 310-279-5980 investor@pondel.com

For Immediate Release:

Yew Bio-Pharm Signs Exclusive Distribution Agreement with Carpal Aid to Market

Carpal Tunnel Syndrome Product in China

HARBIN, CHINA, October 13, 2014 -- Yew Bio-Pharm Group, Inc. (“Yew Bio” or the “Company”) (OTCBB: YEWB), a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China, today announced a multi-year exclusive distribution agreement with Carpal Aid to distribute its non-invasive medical device “Carpal Aid” for carpal tunnel syndrome throughout China.

Carpal Tunnel Syndrome (CTS) is a common nerve disorder that affects approximately 3 to 6% of adults in the general population, according to American Family Physician, a medical journal. CTS is also a frequent pregnancy complication, with prevalence reported as high as 62%. The most typical symptoms are numbness and tingling in the thumb, index finger, middle finger, and radial half of the ring finger, burning dysesthetic wrist pain, as well as the loss of grip strength and dexterity. As symptoms worsen, decreased grip strength makes it difficult to form a fist, grasp small objects, or perform other manual tasks such as driving and dressing. CTS morbidity continues to increase as a result of higher computer use, driving, and other repetitive hand motion.

Developed to provide functional support and help for hand numbness, Carpal Aid is a single use disposable adhesive strip that creates a bridging action that lifts the skin above the median nerve to relieve pressure. Designed to be light-weight and invisible, the product promotes restful sleep and works on both hands.

“We believe Carpal Aid provides an important effective non-invasive option for those who suffer from this common nerve disorder, fulfilling a unique need as there are no effective non-surgical treatments for carpal tunnel in the market today,” said Mr. Zhiguo Wang, Chairman and Chief Executive Officer of Yew Bio-Pharm Group. “We see a lot of potential for introducing innovative therapies, such as Carpal Aid, through our established distribution network, and look forward to introducing this exceptional product to patients and physicians in China.”

The company is currently working with the SFDA (China Food and Drug Administration) to obtain clearance for Carpal Aid.

ABOUT YEW BIO-PHARM GROUP, INC.

Yew Bio-Pharm Group, Inc., through its operating entity, Harbin Yew Science and Technology Development Co., Ltd. (HDS), is a major grower and seller of yew trees, yew raw materials used in the manufacture of traditional Chinese medicine (TCM) and products made from yew timber in China. Raw material from the species of yew tree that the Company grows contains taxol, and TCM containing yew raw materials has been approved as a traditional Chinese medicine in China for secondary treatment of certain cancers. The Company uses a patented, accelerated growth technology to speed the growth and maturity and commercialization of yew trees and believes that it is one of the few companies possessing a permit to sell them. To learn more, please visit http://www.yewbiopharm.com/.